Exhibit 8.3.3

                              MHMG-GA Bill of Sale

                                 [See Attached]


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                                  BILL OF SALE
 (MainStreet Healthcare Medical Group, P.C., a Georgia professional corporation)

         KNOW ALL MEN BY THESE PRESENTS, that MAINSTREET HEALTHCARE MEDICAL GROUP, P.C., a Georgia professional corporation, with its principal office at 2370 Main Street, Tucker, Georgia (the "Seller"), for the consideration paid by UCI MEDICAL AFFILIATES OF GEORGIA, INC., a South Carolina corporation with offices at 1901 Main Street, Suite 1200, Columbia, South Carolina 29201 (the "Buyer") set forth in that certain Acquisition Agreement and Plan of Reorganization dated as of February 9, 1998, by and between among others Seller; Buyer; UCI Medical Affiliates, Inc., a Delaware corporation; MainStreet Healthcare Corporation, a Delaware corporation; MainStreet Healthcare Medical Group, PC, a Tennessee professional corporation; Prompt Care Medical Center, Inc., a Georgia corporation; Michael J. Dare; A. Wayne Johnson; PENMAN Private Equity and Mezzanine Fund, L.P., a Delaware limited partnership; and Robert G. Riddett, Jr. (the "Agreement"), the receipt and sufficiency whereof is hereby acknowledged, has bargained and sold and by these presents does sell, assign and transfer unto Buyer all of Seller's right, title and interest in and to, all the MHMG-GA Assets described in the Agreement, all as provided in the Agreement.

         TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, forever. AND Seller does for itself and its successors and assigns, covenant and agree to and with Buyer, its successors and assigns, to warrant and defend the sale and conveyance of the aforesaid assets hereby sold unto Buyer.

         This Bill of Sale is made, executed and delivered pursuant to the Agreement, and is subject to all of the terms, provisions, and conditions thereof, including (without limitation) the indemnification therein. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling.

         All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

         IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale to be effective as of 11:59 p.m. on the 31st day of March, 1998.

IN THE PRESENCE OF:                 MAINSTREET HEALTHCARE MEDICAL GROUP,
                                    P.C., a Georgia professional corporation
                                                 (CORPORATE SEAL)

__________________________          By:______________________________________
(Witness)                            Its:____________________________________

__________________________
(Witness)


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STATE OF ____________________________________________    )
                                                         )     PROBATE
COUNTY OF ___________________________________________    )


         PERSONALLY APPEARED before me the undersigned witness who, after first being duly sworn, deposes and says that s/he saw the within named MAINSTREET HEALTHCARE MEDICAL GROUP, P.C., a Georgia professional corporation, by _____________________________, its ___________________________, sign, seal and, as its act and deed, deliver the within written Bill of Sale for the uses and purposes therein mentioned and that s/he with the other witness whose signature appears above, witnessed the execution thereof.



                                        ___________________________
                                                Witness
SWORN to before me this__________
day of ___________________________________, 1998.


__________________________________________ (L.S.)
Notary Public for___________________________
My Commission Expires:______________